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                                                                      EXHIBIT 12

                   NEWMONT MINING CORPORATION AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                       (Amounts in thousands except ratio)
                                   (Unaudited)


                                                       Nine  Months Ended
                                                       September 30, 1998
                                                       ------------------
Earnings:
  Income before income taxes                               $ 75,679
  Adjustments:
  Net interest expense (1)                                   58,506
  Amortization of capitalized interest                        1,965
  Portion of rental expense representative of interest        3,035
  Minority interest                                          47,337
                                                           --------
                                                           $186,522
                                                           ========

Fixed Charges and Preferred Stock Dividends (2):
  Net interest expense (1)                                 $ 58,506
  Capitalized interest                                       11,028
  Portion of rental expense representative of interest        3,035
                                                           --------
                                                           $ 72,569
                                                           ========
Ratio of earnings to fixed charges                             2.57
                                                           ========


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.

(2) There were no preferred stock dividends in the nine months ended September 30, 1998.



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